Term Sheet (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and Product Supplement EQUITY ARN-1 dated October 29, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

488,462 Units $10 principal amount per unit CUSIP No. 06748V824	Pricing Date Settlement Date Maturity Date	March 5, 2026 March 12, 2026 May 28, 2027

Accelerated Return Notes® Linked to the iShares® U.S. Real Estate ETF

▪

Maturity of approximately 14 months

▪

3-to-1 upside exposure to increases in the iShares® U.S. Real Estate ETF (the “Market Measure”), subject to a capped return of 19.65%

▪

1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk

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All payments occur at maturity and are subject to the credit risk of Barclays Bank PLC.

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No periodic interest payments

▪

In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”

▪

Limited secondary market liquidity, with no exchange listing

▪

The notes are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom, or any other jurisdiction.

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY ARN-1 and beginning on page S-9 of the prospectus supplement.

Our initial estimated value of the notes, based on our internal pricing models, is $9.72 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-3 and “Risk Factors” beginning on page TS-7 of this term sheet.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$ 10.000	$4,884,620.00
Underwriting discount	$ 0.175	$85,480.85
Proceeds, before expenses, to Barclays	$ 9.825	$4,799,139.15

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

March 5, 2026

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Summary

The Accelerated Return Notes® Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027 (the “notes”) are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority.

The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the iShares® U.S. Real Estate ETF (the “Market Measure”), is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the estimated value for the notes. This estimated value was determined based on our internal pricing models, which take into account a number of variables, including volatility, interest rates and our internal funding rates, which are our internally published borrowing rates, and the economic terms of certain related hedging arrangements. This estimated value is less than the public offering price.

The economic terms of the notes (including the Capped Value) are based on our internal funding rates, which may vary from the levels at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, reduced the economic terms of the notes. For more information about the estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes		Redemption Amount Determination
Issuer:	Barclays Bank PLC (“Barclays”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The iShares® U.S. Real Estate ETF (Bloomberg symbol: “IYR”)
Starting Value:	$100.18
Ending Value:	The average of the Closing Market Price of the Market Measure times the Price Multiplier on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product supplement EQUITY ARN-1.
Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-30 of product supplement EQUITY ARN-1
Participation Rate:	300%
Capped Value:	$11.965 per unit, which represents a return of 19.65% over the principal amount
Maturity Valuation Period:	May 19, 2027, May 20, 2027, May 21, 2027, May 24, 2027 and May 25, 2027
Fees and Charges:	The public offering price of the notes includes the underwriting discount of $0.175 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below.
Calculation Agents:	Barclays and BofA Securities, Inc. (“BofAS”)
Accelerated Return Notes®	TS-2

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY ARN-1 dated October 29, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325013808/dp236328_424b2-equityarn1.htm

▪	Series A MTN prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our” or similar references are to Barclays.

“Accelerated Return Notes®” and “ARNs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Issuer-related Risks—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Accelerated Return Notes®	TS-3

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪

You anticipate that the Market Measure will increase moderately from the Starting Value to the Ending Value.

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You are willing to risk a loss of principal and return if the Market Measure decreases from the Starting Value to the Ending Value.

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You accept that the return on the notes will be capped.

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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

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You are willing to forgo dividends and other benefits of directly owning shares of the Market Measure or the securities held by the Market Measure.

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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described above.

▪

You are willing and able to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

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You are willing and able to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

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You believe that the Market Measure will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪

You seek principal repayment or preservation of capital.

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You seek an uncapped return on your investment.

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You seek interest payments or other current income on your investment.

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You want to receive dividends or have other benefits of directly owning shares of the Market Measure or the securities held by the Market Measure.

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You seek an investment for which there will be a liquid secondary market.

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You are unwilling or unable to take market risk on the notes or to take our credit risk as issuer of the notes.

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You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-4

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $11.965 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, the Participation Rate of 300%, the Capped Value of $11.965 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value and Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see “The Market Measure” section below. The Ending Value will not include any income generated by dividends paid on the Market Measure, which you would otherwise be entitled to receive if you invested in the Market Measure directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.000	-100.00%
50.00	-50.00%	$5.000	-50.00%
70.00	-30.00%	$7.000	-30.00%
80.00	-20.00%	$8.000	-20.00%
90.00	-10.00%	$9.000	-10.00%
95.00	-5.00%	$9.500	-5.00%
97.00	-3.00%	$9.700	-3.00%
100.00(1)	0.00%	$10.000	0.00%
102.00	2.00%	$10.600	6.00%
103.00	3.00%	$10.900	9.00%
105.00	5.00%	$11.500	15.00%
106.55	6.55%	$11.965(2)	19.65%
110.00	10.00%	$11.965	19.65%
120.00	20.00%	$11.965	19.65%
130.00	30.00%	$11.965	19.65%
150.00	50.00%	$11.965	19.65%
200.00	100.00%	$11.965	19.65%

(1)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value for the Market Measure.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.

Accelerated Return Notes®	TS-5

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.60 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.965 per unit

Accelerated Return Notes®	TS-6

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY ARN-1 and page S-9 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in shares of the Market Measure or the securities held by the Market Measure.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this term sheet. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Valuation- and Market-related Risks

▪	The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪	The estimated value is based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of your notes is lower than the public offering price of your notes. This difference is a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” below. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market, but do not take into account such fees, charges and other amounts.

▪	The estimated value of the notes is not a prediction of the prices at which MLPF&S, BofAS or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The

Accelerated Return Notes®	TS-7

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Market Measure or the securities held by the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, which are Barclays and BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	The sponsor and advisor of the Market Measure may adjust the Market Measure in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪	You will have no rights of a holder of shares of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Market Measure or the securities held by the Market Measure, we, MLPF&S, BofAS and our respective affiliates do not control the Market Measure or the issuers of those securities, and have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Market Measure.

▪	The performance of the Market Measure may not correlate with the performance of the securities held by the Market Measure as well as the net asset value per share of the Market Measure, especially during periods of market volatility when the liquidity and the market price of shares of the Market Measure and/or the securities held by the Market Measure may be adversely affected, sometimes materially.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Market Measure. See “Description of the ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY ARN-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts, as described below under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of the ownership and disposition of the notes could be materially and adversely affected.

Even if the treatment of the notes is respected, the IRS may assert that the notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Accelerated Return Notes®	TS-8

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Additional Risk Factors

The securities held by the Market Measure are concentrated in one sector. As a result, the securities that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Market Measure, the return on the notes will be subject to certain risks similar to those associated with direct equity investments in the real estate sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

An investment in the notes is subject to risks associated with the real estate sector. All or substantially all of the equity securities held by the Market Measure are issued by companies whose primary line of business is directly associated with the real estate sector and include real estate investment trusts (“REITs”). As a result, the value of the Notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding. Many real estate companies, including REITs, utilize leverage (and some may be highly leveraged), which increases investment risk and the risk normally associated with debt financing. Rising interest rates could negatively affect a real estate company’s ability to meet its payment obligations or its financing activity and could decrease the market prices for REITs and for properties held by such REITs. The residential and residential-related REIT sub-industry consists of REITs with exposure to residential real estate and certain types of commercial real estate that complements residential real estate, including properties operated by healthcare providers and self-storage companies. Investments in these REITs may be affected by the conditions of the rental market, property and rental values and interest rates, among other things. Equity REITs that invest in commercial real estate may be adversely affected by conditions in the real estate market, failure of tenants to renew leases and decline in rental values.

Accelerated Return Notes®	TS-9

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

The Market Measure

All information contained in this term sheet regarding the Market Measure has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”). The Market Measure is an investment portfolio of iShares® Trust and is maintained and managed by BFA. BFA is currently the investment advisor to the Market Measure. The consequences of any discontinuance of the Market Measure are discussed in the section entitled “Description of the ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY ARN-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Market Measure or any successor. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Market Measure in connection with the offer and sale of the notes. The Market Measure is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IYR.”

The Market Measure seeks to track the investment results, before fees and expenses, of an index composed of U.S. equities in the real estate sector, which is currently the Dow Jones U.S. Real Estate Capped Index. Effective January 25, 2021, the Market Measure’s underlying index changed from the Dow Jones U.S. Real Estate Index to the Dow Jones U.S. Real Estate Capped Index. For more information about the Dow Jones U.S. Real Estate Capped Index, please see “The Dow Jones U.S. Real Estate Capped Index” below.

BFA uses a representative sampling indexing strategy to manage the Market Measure. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the applicable underlying index. The Market Measure may or may not hold all of the securities in the Dow Jones U.S. Real Estate Capped index.

The Dow Jones U.S. Real Estate Capped Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the Market Measure is an actual investment portfolio. The performance of the Market Measure and the Dow Jones U.S. Real Estate Capped Index may vary for a number of reasons, including transaction costs, asset or currency valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Market Measure’s portfolio and the Dow Jones U.S. Real Estate Capped Index resulting from the Market Measure’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Market Measure but not to the Dow Jones U.S. Real Estate Capped Index. “Tracking error” is the divergence of the performance (return) of the Market Measure’s portfolio from that of the Dow Jones U.S. Real Estate Capped Index. Because the Market Measure uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Measure. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729 through the SEC’s website at http://www.sec.gov.

The Dow Jones U.S. Real Estate Capped Index

All information contained in this term sheet regarding the Dow Jones U.S. Real Estate Capped Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Dow Jones U.S. Real Estate Capped Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Dow Jones U.S. Real Estate Capped Index.

The Dow Jones U.S. Real Estate Capped Index is a float-adjusted market capitalization-weighted index that is designed to track the performance of real estate investment trusts (“REITs”) and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, with a cap applied to ensure diversification among constituents. The Dow Jones U.S. Real Estate Capped Index is reported by Bloomberg L.P. under the ticker symbol “DJUSRCUP.”

Index composition of the Dow Jones U.S. Real Estate Capped Index is the same as the underlying sector index, which is the Dow Jones U.S. Real Estate Index. Constituent changes are incorporated in the Dow Jones U.S. Real Estate Capped Index as and when they are made in the Dow Jones U.S. Real Estate Index. Any addition not coinciding with a reweighting effective date, except for spin-offs, will be added to the Dow Jones U.S. Real Estate Capped Index with the largest additional weight factor currently represented in the Dow Jones U.S. Real Estate Capped Index. For more information about the Dow Jones U.S. Real Estate Index, please see “—The Dow Jones U.S. Real Estate Index” below.

For capping purposes, the Dow Jones U.S. Real Estate Capped Index is rebalanced quarterly after the close of business on the third Friday of March, June, September and December. The reference date for capping is the Wednesday before the second Friday of the rebalancing month. The Dow Jones U.S. Real Estate Capped Index is also reviewed daily based on each company’s capped market capitalization weight. Daily capping is only performed when the sum of companies with a weight greater than 5% exceeds 25%. When daily capping is necessary, the changes are announced after the close of business on the day on which the daily weight cap is

Accelerated Return Notes®	TS-10

Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

exceeded, with the reference date after the close of that same business day. Changes are effective after the close of the next trading day. While capping is reviewed daily, the Dow Jones U.S. Real Estate Capped Index may be capped on a less frequent basis. Both the quarterly capping process and the daily capping process are performed according to the following procedures:

1.	With prices reflected on the rebalancing price reference date, adjusted for any applicable corporate actions, and membership, shares outstanding and investable weight factors (“IWFs”) as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization (“FMC”). Modifications are made as defined below.

2.	If any company’s weight exceeds the company weight cap of 10%, that company’s weight is capped at 10% and all excess weight is proportionally redistributed to all uncapped companies within the index. If after this redistribution any company breaches the weight cap, the process is repeated iteratively until no company breaches the company capping rule.

3.	Then, the aggregate weight of the companies with a weight greater than 4.5% cannot exceed the aggregate cap of 22.5%.

4.	If the rule in Step 3 is breached, all the companies are ranked in descending order of their weights and the company with the smallest weight above 4.5% is identified. The weight of this company is, then, reduced either until the rule in Step 3 is satisfied or it reaches 4.5%.

5.	This excess weight is proportionally redistributed to all companies with weights below 4.5%. Any company that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until Step 3 is satisfied.

6.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is a float-adjusted market capitalization-weighted index that is designed to track the performance of REITs and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies. REITs are passive investment vehicles that invest primarily in income producing real estate or real estate-related loans and interests.

The Dow Jones U.S. Real Estate Index is one of the supersector indices that make up the Dow Jones U.S. Index. The Dow Jones U.S. Index is designed to be a measure of the performance of the U.S. stock market, covering 95% of U.S. stocks by FMC, subject to minimum liquidity requirements.

Composition of the Dow Jones U.S. Real Estate Index

The index universe is defined as all stocks traded on the major U.S. stock exchanges, minus any non-common issues and illiquid stocks. Index component candidates are filtered through screens for share class and liquidity.

For share class, index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts and similar real-property-owning pass-through structures taxed as REITs by their domiciles are also eligible. In some cases, companies issue multiple share classes. All publicly listed multiple share class lines are eligible for index inclusion, subject to meeting the eligibility criteria and the ability of foreign investors to hold shares in the class. A separate IWF, which is an adjustment factor that accounts for publicly available shares of a company, is calculated for each included share class.

For liquidity, each stock must meet two separate liquidity criteria to be considered eligible for inclusion:

•	12-Month Median Value Traded Ratio (MVTR). Stocks must have a MVTR of at least 20%. Current constituents remain eligible if they have a MVTR of at least 14%. This ratio is calculated by taking the median daily value traded amount for each of the 12 months preceding the rebalancing reference date, multiplying the amount by the number of days that the stock traded during that month, and then dividing by its end-of-month FMC. The sum of the 12 monthly values is the MVTR for that stock. If a stock has traded for less than 12 months, the average of the available monthly values is taken and multiplied by 12.

•	6-Month Median Daily Value Traded (MDVT). Stocks must have a MDVT over the six months prior to the rebalancing reference date of at least US$250,000. Current constituents remain eligible if they have a MDVT of at least US$175,000. If a stock has traded for less than six months, the MDVT amount for as long as the stock has been trading is used.

Stocks in the index universe are sorted by company full market capitalization. Stocks ranked in the top 95% of the index universe are selected as constituents of the Dow Jones U.S. Index. Selection is subject to a 2% buffer for current and non-current stocks. Current constituents remain eligible up to the 97th percentile. Non-constituents are eligible up to the 93rd percentile. The capitalization thresholds are calculated once a year during the annual reconstitution and used for screening potential additions during the quarterly rebalancings.

Stocks selected as components of the Dow Jones U.S. Index are then categorized into subsectors based on their primary source of revenue. The subsectors are rolled up into sectors, which in turn are rolled up into supersectors and finally into industries. Subsectors,

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Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

sectors, supersectors and industries are defined by a proprietary classification system used by S&P Dow Jones. The Dow Jones U.S. Real Estate Index is a supersector index that is a subset of the Dow Jones U.S. Index. Constituents of the Dow Jones U.S. Index that have an industry change to the real estate supersector will be added to the Dow Jones U.S. Real Estate Index on the effective date of the industry change. If a constituent of the Dow Jones U.S. Real Estate Index changes to a different supersector, the constituent will be removed from the Dow Jones U.S. Real Estate Index on the effective date of the industry change.

Calculation of the Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is calculated by means of the divisor methodology. On any given day, the index value is the quotient of the total FMC of the Dow Jones U.S. Real Estate Index’s constituents and its divisor. The key to index maintenance is the adjustment of the divisor. Index maintenance – reflecting changes in shares outstanding, corporate actions, addition to or deletion from the index – should not change the level of the index. This is accomplished with an adjustment to the divisor. Any change to the stocks in the Dow Jones U.S. Real Estate Index that alters the total market value of the index while holding stock prices constant will require a divisor adjustment.

Maintenance of the Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is reconstituted annually in September. The process includes the review of all stocks in their respective markets to determine eligibility according to the existing criteria. The reference date for data used in the annual reconstitution is the last business day in July. In addition, the IWF for each stock is reviewed and updated as needed. Changes are implemented at the opening of trading on the Monday following the third Friday of September. Changes to shares and IWFs are implemented at the open of trading on the Monday following the third Friday of March, June and December.

Additions. Except for quarterly additions, initial public offerings (“IPOs”) and spin-offs, there are no additions between rebalancings. Any stocks considered for addition at a quarterly rebalancing must have an FMC larger than that of the smallest stock included in the Dow Jones U.S. Real Estate Index at the time of the previous reconstitution.

Quarterly Additions. IPOs as well as new listings on eligible exchanges and issues that emerged from bankruptcy status can be added to the Dow Jones U.S. Real Estate Index on a quarterly basis. For former special purpose acquisition companies (“SPACs”) that transition to operating companies, S&P Dow Jones considers the de-SPAC transaction to be an equivalent event to an IPO. The inclusion criteria is identical to the criteria used at the annual reconstitution. Market cap and liquidity are evaluated as of the reference date. Any stocks considered for addition at the quarterly rebalancing must have an FMC larger than that of the smallest stock included in the Dow Jones U.S. Real Estate Index at the time of the previous reconstitution. In addition, the stock must have a trading history of at least three months as of the reference date. Since the stocks will have traded less than a full year, the trading value data that is available is annualized to determine index eligibility. The reference date for quarterly inclusions is five weeks prior to the effective rebalancing date, and additions are effective at the open of Monday following the third Friday of March, June, September and December.

Spin-offs. Spin-offs from current index constituents are eligible for index inclusion and are included in the Dow Jones U.S. Real Estate Index on their ex-dates. Spin-offs are assigned the same size and style as the parent company at the time of the event. All spin-off sizes are evaluated at the next quarterly review.

Deletions. Between rebalancings, a company can be deleted from the Dow Jones U.S. Real Estate Index due to corporate events such as mergers, acquisitions, takeovers, delistings or bankruptcies. A company is deleted from the Dow Jones U.S. Real Estate Index if it is involved in a merger, acquisition or significant restructuring such that it no longer meets the eligibility criteria. If a company’s shares are no longer available or are no longer trading, the company is deleted from the Dow Jones U.S. Real Estate Index as soon as reasonably possible providing that five days’ notice is given. In the event the information of delisting, bankruptcy or ineligible status becomes public after the fact, the stock may be removed with a one-day notice period.

Corporate Actions. Corporate actions (such as stock splits, stock dividends, spin-offs and rights offerings) are applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are applied on the ex-date.

Governance of the Dow Jones U.S. Real Estate Index

An S&P Dow Jones index committee maintains the Dow Jones U.S. Real Estate Index. All committee members are full-time professional members of S&P Dow Jones’s staff. The index committee meets regularly. At each meeting, the index committee may review pending corporate actions that may affect index constituents, statistics comparing the composition of the Dow Jones U.S. Real Estate Index to the market, companies that are being considered as candidates for addition to the Dow Jones U.S. Real Estate Index and any significant market events. In addition, the index committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

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Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

The following graph shows the daily historical performance of the Market Measure on its primary exchange in the period from January 1, 2016 through March 5, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Market Measure was $100.18. The graph below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Historical Performance of the Market Measure

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This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Market Measure during any period set forth above is not an indication that the price per share of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices of the Market Measure.

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Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has advised us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that, at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure, the remaining term of the notes and our creditworthiness. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

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Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date was based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes and estimated costs which we may incur in hedging our obligations under the notes.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-9 and “Use of Proceeds and Hedging” on page PS-23 of product supplement EQUITY ARN-1.

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Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Market Measure. Assuming this treatment is respected, upon a sale or exchange of the notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the notes, which should equal the amount you paid to acquire the notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

We will not attempt to ascertain whether the issuer of the Market Measure is treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Code Section 897. As discussed in the section in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—FIRPTA,” if the issuer of the Market Measure were so treated, certain adverse U.S. federal income tax consequences might apply to a non-U.S. investor upon the sale, exchange or retirement of the notes. If you are a non-U.S. investor you should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by the issuers of the Market Measure and consult your tax advisor regarding the possible consequences to you if the issuer of the Market Measure is a USRPHC.

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Accelerated Return Notes®
Linked to the iShares® U.S. Real Estate ETF, due May 28, 2027

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.

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